Exhibit 99.1

Value Line, Inc.

485 Lexington Avenue

New York, NY 10017

For Immediate Release

December 2, 2016

NEWS RELEASE

Contact: Howard A. Brecher

Value Line, Inc.

(212) 907-1500

www.valueline.com

www.ValueLinePro.com

Facebook | Google+ | LinkedIn | Twitter

Complimentary Value Line® Reports on Dow 30 Stocks

VALUE LINE, INC. ANNOUNCES

A NEW SUBLEASE AGREEMENT

FOR RELOCATION OF CORPORATE OFFICES

New York - (Business Wire) - Value Line, Inc., (NASDAQ: VALU) announced that on November 30, 2016, Value Line, Inc., received consent from the landlord of 551 Fifth Avenue, New York, NY to the terms of a new sublease agreement between Value Line, Inc. (“Value Line” or “Company”) and ABM Industries, Incorporated commencing on December 1, 2016. Pursuant to the agreement Value Line will lease from ABM 24,726 square feet of office space located on the second and third floors at 551 Fifth Avenue, New York, NY (“Building” or “Premises”) beginning on December 1, 2016 and ending on November 29, 2027. Base rent under the sublease agreement will be $1,126,000 per annum during the first year with an annual increase in base rent of 2.25% scheduled for each subsequent year, payable in equal monthly installments on the first day of each month, subject to customary concessions in the Company’s favor and pass-through of certain increases in utility costs and real estate taxes over the base year. The Company provided a security deposit represented by a letter of credit in the amount of $469,000, which is scheduled to be reduced to $305,000 on September 30, 2021 and fully refunded after the sublease ends. This Building will become the Company’s new corporate office facility. The Company is required to pay for certain operating expenses associated with the Premises as well as utilities supplied to the Premises. The sublease terms will provide for a significant decrease (23% initially) in the Company’s annual rental expenditure.

The foregoing summaries of the sublease agreement do not purport to be complete and are qualified in their entirety by reference to the sublease agreement, which will be attached as an exhibit to the Company’s interim report on Form 10-Q for the quarter ended October 31, 2016.

Value Line, Inc. is a leading New York based provider of investment research. The Value Line Investment Survey is one of the most widely used sources of independent equity investment research. Value Line also publishes a range of proprietary investment research in both print and digital formats including research in the areas of Mutual Funds, Options and Convertible securities. Value Line’s acclaimed research also enables the Company to provide specialized products such as Value Line Select, Value Line Special Situations, Value Line Select: Dividend Income & Growth, and copyright data, distributed under copyright agreements for fees, including certain proprietary ranking system information and other proprietary information used in third party products. Investment Management services are provided through its substantial non-controlling and non-voting interests in EULAV Asset Management, the investment advisor to The Value Line Family of Mutual Funds. Value Line’s products are available to individual investors by mail, at www.valueline.com or through 1-800-VALUELINE or 1-800-535-9648, while institutional-level services for professional investors, advisers, corporate, academic, municipal and legal libraries are offered at www.ValueLinePro.com and at 1-800-531-1425.

Cautionary Statement Regarding Forward-Looking Information

This report contains statements that are predictive in nature, depend upon or refer to future events or conditions (including certain projections and business trends) accompanied by such phrases as “believe”, “estimate”, “expect”, “anticipate”, “will”, “intend” and other similar or negative expressions, that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, as amended. Actual results for Value Line, Inc. (“Value Line” or “the Company”) may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the following:

●	maintaining revenue from subscriptions for the Company’s digital and print published products;
●	changes in market and economic conditions, including global financial issues;
●	protection of intellectual property rights;
●

dependence on non-voting revenues and non-voting profits interests in EULAV Asset Management, a Delaware statutory trust (“EAM” or “EAM Trust”), which serves as the investment advisor to the Value Line Funds and engages in related distribution, marketing and administrative services;

●

fluctuations in EAM’s assets under management due to broadly based changes in the values of equity and debt securities, redemptions by investors and other factors, and the effect these changes may have on the valuation of EAM’s intangible assets;

●	dependence on key personnel;
●	competition in the fields of publishing, copyright data and investment management;
●	the impact of government regulation on the Company’s and EAM’s businesses;
●	availability of free or low cost investment data through discount brokers or generally over the internet;
●	terrorist attacks, cyber attacks and natural disasters;
●

other risks and uncertainties, including but not limited to the risks described in Item 1A, “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended April 30, 2016; and in Part II, Item 1A of the Quarterly Report on Form 10-Q for the period ended July 31, 2016; and.

●	other risks and uncertainties arising from time to time.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors which may involve external factors over which we may have no control or changes in our plans, strategies, objectives, expectations or intentions, which may happen at any time at our discretion, could also have material adverse effects on future results. Except as otherwise required to be disclosed in periodic reports required to be filed by public companies with the SEC pursuant to the SEC's rules, we have no duty to update these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, current plans, anticipated actions, and future financial conditions and results may differ from those expressed in any forward-looking information contained herein.

2